Exhibit 10.11

June 17, 2009

Saiid Zarrabian

PO Box 675765

Rancho Santa Fe, CA 92067

Dear Saiid:

We are delighted that you have agreed to join the Board of Directors (the “Board”) of Ambit Biosciences, Inc. (“Ambit”). This letter sets forth the agreement between you and Ambit regarding your Board membership:

1. Appointment as Board Member. Your service as an Ambit Board member began as of May 13, 2009. Your appointment as a member of the Board was made pursuant to Section 1.2(b) of the Amended and Restated Voting Agreement dated October 30, 2007 among Ambit and the investors named therein (the “Voting Agreement”), and your continued service shall be subject to and in accordance with the terms and conditions of the Voting Agreement, as well as the applicable provisions of the Delaware General Corporation Law and Ambit’s Bylaws.

2. Compensation.

a. For so long as you serve as a Board member, you shall be paid a nonrefundable annual cash stipend of $17,500, payable in a lump sum in advance on each anniversary of your appointment (with the first such payment being made concurrently with the execution and delivery by Ambit and you of this Agreement). In addition, you will be paid a cash fee of $2,500 for each regularly scheduled Board meeting that you attend in person or $500 for each regularly scheduled Board meeting that you attend by telephone. We anticipate approximately four such regularly scheduled meetings will be held each year. In addition, you will be entitled to a cash fee of $3,000 per day (pro rated based on an eight-hour day for time actually spent during any particular day) for (i) attendance in person or by telephone in excess of two hours per day at special Board meetings that may be scheduled and (ii) time spent serving on any Board committees to which you may be appointed or other services performed as a Board member.

b. In addition, the Board has approved the grant to you of a nonstatutory stock option to purchase 100,000 shares of Ambit common stock. The option will be governed by a separate stock option agreement and Ambit’s 2001 Equity Incentive Plan, as amended (the “Plan”). The exercise price per share will be equal to the fair market value per share of Ambit’s common stock on the grant date, as determined by the Board. As more fully set forth in your option agreement and the Plan, the option will vest on a monthly basis over three years so long as you provide Continuous Service to Ambit

Ambit Biosciences Corporation

4215 Sorrento Valley Boulevard

San Diego, CA 92121

tel 858-334-2100, fax 858-334-2198

www.ambitbio.com

in accordance with the Plan, provided that if a Covered Transaction (as defined below) occurs during your Continuous Service, the vesting of such option shall accelerate in full. “Covered Transaction” means the occurrence, in a single transaction or in a series of related transactions, of (i) a merger or consolidation of Ambit in which Ambit’s stockholders immediately prior to such transaction do not immediately following such transaction own at least a majority of the surviving corporation’s voting shares; (ii) a sale of all or substantially all of Ambit’s assets or (iii) a sale or other transfer of shares of Ambit’s capital stock as a result of which Ambit’s stockholders immediately prior to such transaction do not immediately following such transaction own at least a majority of the surviving corporation’s voting shares, other than a transaction involving the issuance of shares by Ambit primarily for the purpose of raising capital for Ambit.

3. Miscellaneous. Each payment to you pursuant to this Agreement shall be subject to withholding of any applicable taxes required to be withheld from such payment. This Agreement, and all disputes arising under or related to it, shall be governed by the substantive law of the State of California. This Agreement, and the rights and obligations of you and Ambit hereunder, shall inure to the benefit of and shall be binding upon, you, your heirs and representatives, and upon Ambit and Ambit’s successors and assigns. This Agreement may not be assigned. Any assignment in contravention of this Section shall be null and void. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior and contemporaneous conflicting agreements, promises, covenants, arrangements, understandings, communications, representations or warranties, whether oral or written, by any party hereto (or representative of either party hereto). No provision of this Agreement may be modified, amended, waived or discharged unless such waiver, modification, amendment or discharge is agreed to in writing and signed by you and a duly authorized disinterested member of the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

If the foregoing correctly conforms to your understanding of the agreement between you and Ambit, please sign and date the enclosed copy of this letter and return it to us.

Very truly yours,

AMBIT BIOSCIENCES, INC.

/s/ Kerry Kelly

Kerry Kelly, VP & General Counsel

Accepted and agreed:

/s/ Saiid Zarrabian
Saiid Zarrabian

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